SECURITIES AND EXCHANGE COMMISION

                             Washington, D.C. 20549

                               Amendment No. 1 to

                                    FORM N-8A

                    AMENDMENT TO NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    MILLENIUM MUNICIPAL INCOME FUND, INC.
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Address of Principal Business Office (No. & Street, City, State  Zip Code):

         45 Essex Street,  Millburn, NJ  07041
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Telephone Number (including area code):     (973) 379-0300
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Name and address of agent for service of process:
         Lawrence T. McDermott
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         C/O Rickel Securities 45 Essex Street, Millburn, NJ  07041
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Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [ X ] NO [ ]


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of MILLBURN and the state of NEW JERSEY on the  8TH day of APRIL, 1999.

                       Signature:        MILLENIUM MUNICIPAL INCOME FUND, INC.
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                                         Registrant

                                 By:     /s/ LAWRENCE T. MCDERMOTT
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                                         Lawrence T. McDermott
                                         Director

Attest:     /S/ SUSAN P. BOWEN
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         Susan P. Bowen
         Vice President and CFO